Exhibit 5.1

EATON & VAN WINKLE LLP
3 Park Ave, 16th Floor
New York, New York 10016

May 14, 2012

CHINA ELECTRONICS HOLDINGS INC
Building 3, Binhe District, Longhe East Road, Lu’an City
 Anhui Province, PRC 237000
011-86-564-3224888

Re:	China Electronics Holdings Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to China Electronics Holdings Inc, a Nevada corporation (the Company"), in connection with the filing of a Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the "Commission") on October 15, 2010, Registration No. 333-169968 (the “Registration Statement”) for resale by the Selling Shareholders named therein of 5,390,422 shares (the “Shares”) of the Company’s common stock, par value $.0001 per share (the “Common Stock”), of which 2,623,176 shares are issuable upon exercise of warrants (the “Underlying Shares”). This opinion is being furnished at the request of the Company, and in accordance with the requirements of Item 601(b) (5) of Regulation S-K under the Act.

In our capacity as counsel, we have examined originals or copies of those corporate and other records of the Company we considered appropriate. Based upon the foregoing, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable except that the Underlying Shares will be validly issued, fully paid and non-assessable when issued in accordance with the terms of the corresponding warrants, as the case may be.

 We hereby consent to the use of this opinion as an Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ Eaton & Van Winkle LLP
Eaton & Van Winkle LLP